                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549



                                   FORM  8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): August 28, 1995




                               APACHE CORPORATION
             (Exact name of registrant as specified in its charter)




          DELAWARE                   1-4300                   41-0747868
(State or other jurisdiction       (Commission              (I.R.S. Employer
      of incorporation)            File Number)          Identification Number)




                            2000 POST OAK BOULEVARD
                                   SUITE 100
                           HOUSTON, TEXAS  77056-4400
                    (Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (713) 296-6000

ITEM 5.  OTHER EVENTS

         On August 28, 1995, Apache Corporation ("Apache" or the "Company") announced it had filed a registration statement with the Securities and Exchange Commission covering the offering and sale by the Company of 7,820,000 shares of its common stock, including the over-allotment option (the "Offering"). The managing underwriters are Merrill Lynch & Co. and Dean Witter Reynolds Inc. The proceeds will be used to finance the pending acquisition of oil and gas assets from Aquila Energy Resources Corporation ("Aquila") and to reduce the Company's indebtedness under its principal revolving credit facility.

         The acquisition of the oil and gas assets from Aquila is subject to certain conditions, unless waived, including the satisfaction of representations, warranties and covenants as of the closing date, the absence of any prohibitive governmental order, the execution and delivery of certain related agreements, the absence of any material adverse change affecting Aquila properties or Apache's rights under the agreements at the time of closing, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of sufficient proceeds from the Offering. The Offering is conditioned on the closing of the Aquila transaction.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         The preliminary prospectus included as a part of the registration statement filed in connection with the Offering is attached hereto as Appendix A.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      APACHE CORPORATION



Date:  September 6, 1995              /s/ Z.S. KOBIASHVILI
                                      -------------------------------
                                      Z.S. Kobiashvili
                                      Vice President and General Counsel

                                   APPENDIX A

- -------------------------------------------------------------------------------
     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR
     MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS
     OF ANY SUCH STATE.
- ------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 5, 1995

PROSPECTUS

                                6,800,000 SHARES

                                      LOGO
                                  COMMON STOCK
                            ------------------------

     All 6,800,000 shares of Common Stock, par value $1.25 per share (the "Common Stock"), offered hereby (the "Shares") are being sold by Apache Corporation ("Apache" or the "Company"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "APA." On August 31, 1995, the last reported sale price of the Common Stock as reported on the NYSE was $29 1/8 per share. See "Price Range of Common Stock and Dividends."

      SEE "RISK FACTORS" AT PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)
- --------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
- ---------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
=============================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $450,000.

(3) The Company has granted the several Underwriters a 30-day option to purchase up to an additional 1,020,000 shares to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting
    Discount and Proceeds to Company would be $          , $          and
    $          , respectively. See "Underwriting."

                            ------------------------

     The Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of certificates
for the Shares will be made in New York, New York on or about                  ,
1995.

                            ------------------------

MERRILL LYNCH & CO.                                    DEAN WITTER REYNOLDS INC.
                            ------------------------

            The date of this Prospectus is                  , 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE CHICAGO STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (Commission File No. 1-4300) are incorporated in and made a part of this Prospectus:

     (i) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1994, filed August 2, 1995.

     (ii) Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1995, filed August 4, 1995.

     (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed August 14, 1995.

     (iv) Current Report on Form 8-K dated March 1, 1995, amended by Amendment No. 1 on Form 8-K/A, filed March 22, 1995.

     (v)   Current Report on Form 8-K/A dated May 17, 1995, filed July 17, 1995.

     (vi)   Current Report on Form 8-K dated June 30, 1995, filed July 24, 1995.

     (vii) Registration Statement on Form 8-A dated January 21, 1986, for the Common Stock purchase rights issued under the Company's Rights Agreement dated January 10, 1986.

     All documents which the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein (the "Offering") shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all documents described above (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be addressed to Apache Corporation, One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, Attention: Corporate Secretary (telephone (713) 296-6000).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. Unless otherwise indicated, information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. See "Underwriting." Unless otherwise indicated, the information in this Prospectus includes the effects of (i) the acquisition on March 1, 1995 of certain U.S. oil and gas properties from Texaco Exploration and Production Inc. ("Texaco") from and after the acquisition date, and (ii) the restatement of the Company's financial, operating and reserve information to include DEKALB Energy Company ("DEKALB") on a combined basis effective for all periods as a result of the Company's May 17, 1995 acquisition of DEKALB, which was accounted for as a pooling of interests. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

OVERVIEW

     Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, produces, gathers, processes and markets crude oil and natural gas. In North America, Apache's exploration and production interests are spread over 15 states and two Canadian provinces, focusing on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast, the Rocky Mountains and the Western Sedimentary Basin of Canada. Outside of North America, Apache has exploration and production interests offshore Western Australia and exploration interests in Egypt and Indonesia and offshore China and the Ivory Coast. Apache's Common Stock has been listed on the NYSE since 1969 and on the Chicago Stock Exchange (the "CSE") since 1960.

     As of December 31, 1994, on a pro forma basis giving effect to the completed Texaco and DEKALB transactions and the pending Aquila acquisition (discussed below), and net of completed and pending property dispositions in 1995, the Company's estimated proved reserves were 420 MMboe, of which approximately 62% was natural gas.

     Apache's growth strategy is to increase reserves, production and cash flow through a combination of acquisitions, moderate-risk drilling and development of its inventory of existing projects. The Company emphasizes reducing operating costs and selling marginal and non-strategic properties. An emerging aspect of Apache's strategy is its exploration and development activity in the international arena in pursuit of larger reserve targets than are generally available domestically. Several recent international discoveries have created an inventory of development projects to be drilled in the next several years.

     Property acquisition is only one phase in a continuing cycle of Apache's business growth. Apache's objective is to follow each material acquisition with a cycle of reserve enhancement, property consolidation and cash flow acceleration, facilitating asset growth and debt reduction. This approach requires well-planned and carefully executed property development and a commitment to a selective program of ongoing property dispositions. Apache targets acquisitions that have ascertainable additional reserve potential to which it applies an active drilling, workover and recompletion program to realize the potential of the undeveloped and partially developed properties. In 1994, the Company replaced over 114% of U.S. production through its drilling, workover and recompletion program. Apache prefers to operate its properties so that it can more efficiently influence their development and currently operates properties accounting for over 75% of its current production.

RECENT DEVELOPMENTS

     On August 28, 1995, the Company entered into a purchase and sale agreement with Aquila Energy Resources Corporation ("Aquila"), a wholly owned, indirect subsidiary of UtiliCorp United Inc. ("UtiliCorp"), to acquire substantially all the assets of Aquila (the "Aquila Assets") for approximately $198 million, subject to certain adjustments. The oil and gas properties included in the Aquila Assets are located primarily in the Anadarko Basin, the Gulf Coast, the Gulf of Mexico and the Permian Basin, in many cases in close proximity to existing Apache properties. These properties are concentrated, with the largest seven fields representing approximately three quarters of proved reserves and the largest 15 fields representing more than 90% of proved reserves. Five of the largest seven fields are operated by Aquila. Based on information provided to the Company by Aquila, the Aquila Assets represented estimated proved reserves of approximately 26 MMboe at December 31, 1994. The composition of the estimated proved reserves included in the Aquila Assets was approximately 77% gas at December 31, 1994. The Aquila Assets also include a favorable long-term gas sales contract at escalating prices, with an allocated value under the purchase agreement of $28.7 million. The Company intends to finance the acquisition of the Aquila Assets with a portion of the net proceeds of the Offering and a transaction involving a deferred tax-free, like-kind exchange of properties.

     The Company has consummated two other significant acquisitions in 1995. On March 1, 1995, the Company purchased certain U.S. oil and gas properties from Texaco for an adjusted purchase price of $564 million, effective as of January 1, 1995. The Texaco properties comprised estimated proved reserves at the effective date of 105 MMboe (after adjustment for the exercise of preferential rights and properties excluded following due diligence, and using unescalated prices), of which approximately 70% was oil. Prior to the time of purchase, the average daily production of the acquired properties was approximately 20 Mbbls of oil and 85 MMcf of gas. On May 17, 1995, Apache acquired DEKALB, an oil and gas company engaged in the exploration for, and the development of, crude oil and natural gas in Canada, pursuant to a merger agreement under which Apache issued 8.4 million shares of Common Stock in exchange for all outstanding DEKALB capital stock and DEKALB employee stock options outstanding at the time of the merger and tendered to Apache. At year-end 1994, DEKALB's estimated proved reserves, located almost entirely in Canada, were 300 Bcf of natural gas and 11 MMbbls of hydrocarbon liquids, or a total of 61 MMboe.

     During the first half of 1995, Apache received $73 million from completed dispositions of oil and gas properties as part of its previously announced plans to sell lower-margin and non-strategic properties. On September 1, 1995, Apache disposed of certain of its Rocky Mountain properties to Citation 1994 Investment Limited Partnership ("Citation") for consideration of approximately $151 million, subject to adjustment. These assets include Apache's interest in 138 fields with approximately 1,600 active wells located in Colorado, Montana, North Dakota, South Dakota, Utah and Wyoming, with average daily production of approximately 9 Mbbls of oil and 9 MMcf of natural gas. Estimated proved reserves attributable to completed and pending property dispositions in 1995 were 41 MMboe at December 31, 1994.

SUMMARY PRO FORMA OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary pro forma information with respect to the Company's estimated proved oil and gas reserves as of December 31, 1994, giving effect to the completed DEKALB and Texaco transactions, the pending Aquila acquisition and certain completed and pending dispositions of non-strategic properties in 1995. The reserve information below is based on estimates calculated as of December 31, 1994 and does not reflect production and revisions since December 31, 1994 or changes in oil and gas prices, changes in expectations of developing and producing proved undeveloped reserves (including offshore), changes in marketing expectations and access to markets or changes in estimates of recoverable reserves resulting from price changes. The reserves attributable to the completed DEKALB and Texaco acquisitions and the pending Aquila acquisition were not owned by the Company on such date. The Company has made other acquisitions and dispositions of property interests during 1995 which in the aggregate are not material. All estimates of oil and gas reserves are subject to significant uncertainty. See "Risk Factors."

                                        APACHE AND                                1995           TOTAL
                                        DEKALB(1)    TEXACO(2)   AQUILA(3)   DISPOSITIONS(4)     PROVED
                                        ----------   ---------   ---------   ---------------   ----------
Oil and natural gas liquids (Mbbls)....    110,624      73,597       6,035         29,166         161,090
Natural gas (MMcf).....................  1,316,155     186,495     120,857         68,351       1,555,156
Equivalent reserves (Mboe).............    329,983     104,680      26,178         40,558         420,283
Present value of estimated future net
  cash flows, before income taxes,
  discounted at 10% (in thousands)..... $1,600,927   $ 368,518   $ 110,120      $ 149,650      $1,929,915

- ---------------

(1) On May 17, 1995, the Company acquired DEKALB through a merger that was accounted for under the pooling of interests method.

(2) On March 1, 1995, the Company acquired certain properties from Texaco, effective January 1, 1995.

(3) The Company proposes to acquire certain properties from Aquila effective concurrently with and conditioned on the consummation of the Offering. Netherland, Sewell & Associates, Inc. ("Netherland, Sewell") estimated reserves owned by Aquila as of December 31, 1994. Since that time, Aquila has acquired additional property interests included in the amounts set forth above. Netherland, Sewell has estimated total proved reserves of Aquila as of December 31, 1994 in the approximate amounts of 2,781 Mbbls of oil and 106,535 MMcf of gas (totaling 20,537 Mboe), and $92 million of present value of estimated future net cash flows, before income taxes, discounted at 10% (which amounts exclude the properties acquired by Aquila in 1995).

(4) The reserves shown give effect to the September 1, 1995 disposition of certain Rocky Mountain properties valued at approximately $151 million, the sale of $20 million in properties on April 1, 1995, the sale of $31 million in properties on May 1, 1995, and other smaller sales.

                                  THE OFFERING

Shares of Common Stock offered...............  6,800,000 shares
Shares of Common Stock to be outstanding
  after the Offering(1)......................  76,714,519 shares
Use of Proceeds..............................  To provide a portion of the funds to acquire the Aquila Assets and to reduce amounts
                                               outstanding under the Company's principal
                                               revolving credit facility. The Company may
                                               subsequently reborrow under the facility to
                                               finance future acquisitions of additional oil
                                               and gas properties or for other corporate
                                               purposes. See "Use of Proceeds" and
                                               "Management's Discussion and Analysis of
                                               Financial Condition and Results of
                                               Operations."
NYSE Symbol..................................  APA

- ---------------

(1) Based on shares outstanding as of June 30, 1995. Does not include the following shares of Common Stock reserved for issuance (subject to adjustment): 2,777,778 shares issuable on conversion of the 3.93% convertible notes at $27.00 per share; 5,622,555 shares issuable on conversion of the 6% Convertible Subordinated Debentures due 2002 at $30.68 per share; 122,606 shares reserved for the dividend reinvestment plan with respect to the Common Stock; 400,000 shares reserved for the retirement/401(k) savings plan; and 3,411,200 shares reserved under existing employee stock option plans, including 911,197 shares issuable on the exercise of employee stock options outstanding as of June 30, 1995 and 359,400 shares issuable on the exercise of employee stock options granted August 23, 1995. Does not include 2,000,000 shares of Common Stock issuable from time to time in connection with the Company's private merger program. The Company currently has a policy of reserving one share of Common Stock for each share outstanding or otherwise reserved to provide for any issuances under the Company's Rights Agreement.

     Quantities of natural gas are expressed in terms of thousand cubic feet ("Mcf"), million cubic feet ("MMcf") or billion cubic feet ("Bcf"). Oil (which includes condensate) is quantified in terms of barrels ("bbls"), thousands of barrels ("Mbbls") or millions of barrels ("MMbbls"). One barrel of oil is the energy equivalent of six Mcf of natural gas, expressed as a barrel of oil equivalent ("boe"). Natural gas is compared to oil in terms of thousand barrels of oil equivalents ("Mboe") and in million barrels of oil equivalents ("MMboe"). Oil and natural gas liquids are compared with natural gas in terms of million cubic feet equivalent ("MMcfe") and billion cubic feet equivalent ("Bcfe"). Daily oil and gas production is expressed in terms of barrels of oil per day ("bopd") and thousands of cubic feet per day ("Mcfd"), respectively. The Company's "net" working interest in wells or acreage is determined by multiplying gross wells or acreage by the Company's working interest therein. Unless otherwise specified, all references to wells and acres are gross.

           SUMMARY CONSOLIDATED FINANCIAL, OPERATING AND RESERVE DATA

     The following table sets forth certain information regarding Apache's consolidated results of operations, financial position and operating and reserve data as of and for the periods indicated. On May 17, 1995, Apache acquired DEKALB through a merger which was accounted for under the pooling of interests method. As a result, the financial, operating and reserve data presented below has been restated to present Apache and DEKALB on a combined basis, including certain conforming adjustments to depreciation, depletion and amortization and income taxes. The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference in this Prospectus. The following financial information is not necessarily indicative of future results of the Company. See also "Selected Consolidated Financial, Operating and Reserve Data."

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1994           1993         1992(1)
                                                         ----------     ----------     ----------
                                                                  (DOLLARS IN THOUSANDS,
                                                          EXCEPT PER SHARE AND PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
  Oil and gas production revenues......................  $  538,389     $  481,848     $  453,835
  Consolidated revenues................................     592,626        512,632        517,403
  Net income (loss)....................................      45,583         46,755        (15,682)
  Net income (loss) per common share...................         .65            .75           (.28)
  Cash dividends per common share(2)...................         .28            .28            .28
CASH FLOW DATA:
  Net income (loss) from continuing operations.........  $   45,583     $   41,421     $  (14,632)
  Depreciation, depletion and amortization.............     257,821        198,320        179,876
  Impairments..........................................       7,300         23,200         65,320
  Amortization of deferred loan costs..................       3,987          3,896          3,888
  Provision for deferred income taxes..................      24,385         20,539           (998)
  Gain on sale of investment in affiliate..............          --             --        (30,259)
  Change in working capital and other..................      18,693        (31,385)        19,758
                                                         ----------     ----------     ----------
       Net cash provided by operating activities.......  $  357,769     $  255,991     $  222,953
                                                          =========      =========      =========
BALANCE SHEET DATA (period end):
  Working capital (deficit)............................  $   (3,203)    $  (55,538)    $  (32,775)
  Total assets.........................................   2,036,627      1,759,203      1,774,767
  Long-term debt.......................................     719,033        504,334        524,098
  Shareholders' equity.................................     891,087        868,596        554,524
PRODUCTION DATA:
  Oil (Mbbls)..........................................      13,815         13,036         13,465
  Natural gas (MMcf)...................................     176,397        131,591        119,962
  Natural gas liquids (Mbbls)..........................         724            733            885
  Equivalent production (Mboe).........................      43,939         35,701         34,344
AVERAGE SALES PRICE:
  Oil (per bbl)........................................  $    15.65     $    16.74     $    18.11
  Natural gas (per Mcf)................................        1.78           1.94           1.66
  Natural gas liquids (per bbl)........................       11.28          11.55          11.79
RESERVE DATA -- PROVED (period end):
  Oil and natural gas liquids (Mbbls)..................     110,624        102,957         94,643
  Natural gas (MMcf)...................................   1,316,155      1,125,630        919,642
  Equivalent reserves (Mboe)...........................     329,983        290,562        247,917
  Present value of estimated future net cash flows,
     before income taxes, discounted at 10%............  $1,600,927     $1,626,096     $1,272,952

- ---------------
(See notes on following page)

                                                     THREE MONTHS                 SIX MONTHS
                                                    ENDED JUNE 30,              ENDED JUNE 30,
                                               ------------------------    ------------------------
                                               1995(3)(4)       1994       1995(3)(4)       1994
                                               ----------    ----------    ----------    ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT
                                                                     AMOUNTS)
INCOME STATEMENT DATA:
  Oil and gas production revenues............  $  174,519    $  134,440    $  317,708    $  259,418
  Consolidated revenues......................     206,052       147,054       373,770       279,775
  Net income.................................         537        12,907         4,620        21,132
  Net income per common share................         .01           .19           .07           .30
  Cash dividends per common share(2).........         .07           .07           .14           .14
CASH FLOW DATA:
  Net income from continuing operations......  $      537    $   12,907    $    4,620    $   21,132
  Depreciation, depletion and amortization
     ........................................      78,830        61,969       148,625       122,226
  Impairments................................          --         2,800            --         6,300
  Amortization of deferred loan costs........       1,150           965         2,373         1,744
  Provision for deferred income taxes........      17,358         7,721        19,773        12,252
  Change in working capital and other........     (21,165)       (6,587)      (34,152)      (22,964)
                                               ----------    ----------    ----------    ----------
       Net cash provided by operating
          activities.........................  $   76,710    $   79,775    $  141,239    $  140,690
                                                =========     =========     =========     =========
BALANCE SHEET DATA (period end):
  Working capital (deficit)..................  $   21,511    $  (19,685)   $   21,511    $  (19,685)
  Total assets...............................   2,554,557     1,823,797     2,554,557     1,823,797
  Long-term debt.............................   1,207,913       578,181     1,207,913       578,181
  Shareholders' equity.......................     890,542       876,978       890,542       876,978
PRODUCTION DATA:
  Oil (Mbbls)................................       5,122         3,381         9,152         6,690
  Natural gas (MMcf).........................      54,361        41,830       104,159        81,321
  Natural gas liquids (Mbbls)................         174           186           365           364
  Equivalent production (Mboe)...............      14,356        10,539        26,878        20,607
AVERAGE SALES PRICE:
  Oil (per bbl)..............................  $    17.48    $    15.98    $    17.20    $    14.42
  Natural gas (per Mcf)......................        1.52          1.87          1.50          1.96
  Natural gas liquids (per bbl)..............       12.19         11.09         12.14         10.61

- ---------------

(1) Includes a $40.6 million after-tax writedown of DEKALB's oil and gas properties and a $25.6 million after-tax loss from the sale of substantially all of DEKALB's U.S. assets. Also includes a $19.8 million after-tax gain resulting from the sale by the Company of its 36.67% interest in Natural Gas Clearinghouse.

(2) No cash dividends were paid on outstanding DEKALB common stock in 1995, 1994, 1993 or 1992.

(3) The three months and six months ended June 30, 1995 include the effect of the acquisition of properties from Texaco on March 1, 1995.

(4) Includes nonrecurring transaction costs totaling $8.7 million after tax relating to the DEKALB merger.

                                  RISK FACTORS

     Prospective investors should carefully review the following factors together with the other information contained in this Prospectus prior to making an investment decision.

EFFECT OF VOLATILE PRODUCT PRICES

     The Company's future financial condition and results of operations will depend upon the prices received for the Company's oil and natural gas production and the costs of acquiring, finding, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include worldwide political instability (especially in the Middle East and other oil-producing regions), the foreign supply of oil and gas, the price of foreign imports, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. A substantial or extended decline in oil and gas prices would have a material adverse effect on the Company's financial position, results of operations, quantities of oil and gas that may be economically produced and access to capital. In addition, the sale of the Company's production depends upon a number of factors beyond the Company's control, including the availability and capacity of transportation and processing facilities.

     Oil and natural gas prices have historically been volatile and are likely to continue to be volatile in the future. Such volatility makes it difficult to estimate the value of producing properties for acquisition and to budget and project the return on exploration and development projects involving the Company's producing properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

     The Company engages in hedging activities with respect to some of its projected oil and gas production through a variety of financial arrangements designed to protect against price declines, including swaps, collars and futures agreements. To the extent that Apache engages in such activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges. Because the Company's reserve base was approximately 66% natural gas on an energy equivalent basis as of December 31, 1994, it is more sensitive to fluctuations in the price of natural gas than to fluctuations in the price of oil.

     The Company periodically reviews the carrying value of its oil and gas properties under the full-cost accounting rules of the Commission. Under the full-cost accounting rules, capitalized costs of oil and gas properties on a country-by-country basis may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties as adjusted for related tax effects. The test is applied at the unescalated prices in effect at the applicable time and results in a write-down if the "ceiling" is exceeded, even if prices declined for only a short period of time. Many full-cost companies, including Apache, are concerned about the impact of prolonged unfavorable gas prices on their ceiling test calculations. A further deterioration of oil or gas prices from current levels could result in the Company recording a noncash charge to earnings related to its oil and gas properties in 1995. The Commission's rules permit the exclusion of capitalized costs and present value of recently acquired properties in performing ceiling test calculations. Pursuant to these rules, Apache has requested waivers and the Commission has granted one-year waivers with respect to the properties acquired from Texaco and certain properties acquired from Crystal Oil Company ("Crystal"). If the ceiling is exceeded on all U.S. properties, Apache is permitted to perform an additional ceiling test excluding the capitalized costs and present value of the properties acquired from Texaco and Crystal and required to record a write-down of carrying value if the ceiling is still exceeded. If a write-down is required, it would result in a one-time charge to earnings and would not impact net cash flow from operating activities.

RELIANCE ON ESTIMATES OF PROVED RESERVES AND FUTURE NET CASH FLOWS; DEPLETION OF RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus or incorporated by reference herein represent only estimates. In addition, the estimates of future net cash flows from proved reserves of the Company and the present value thereof are based upon various assumptions about future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from the assumptions could result in the actual quantity of the Company's reserves and future net cash flows therefrom being materially different from the estimates set forth in this Prospectus or incorporated by reference herein. In addition, the Company's estimated reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices, operating and development costs and other factors.

     The rate of production from oil and gas properties declines as reserves are depleted. Except to the extent that the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline as reserves are produced. Future oil and gas production is, therefore, highly dependent upon the Company's level of success in acquiring or finding additional reserves.

ACQUISITION RISKS

     The Company intends to continue acquiring oil and gas properties. Although the Company performs a review of the acquired properties that it believes is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, the Company will focus its review efforts on the higher-value properties and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the Company often assumes certain environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates. In addition, there can be no assurance that acquisitions will not have an adverse effect upon the Company's operating results, particularly during the periods in which the operations of acquired businesses are being integrated into the Company's ongoing operations.

OPERATING RISKS; AVAILABILITY OF INSURANCE

     Exploration for and production of oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life or damage to property or the environment. The Company maintains insurance against certain losses or liabilities arising from its operations in accordance with customary industry practices and in amounts that management believes to be prudent. However, insurance is not available to the Company against all operational risks, and the occurrence of a significant event that is not fully insured could have a material adverse effect on the Company's financial position.

COMPETITION

     The oil and gas industry is highly competitive. As an independent oil and gas company, the Company frequently competes for reserve acquisitions, exploration leases, licenses, concessions and marketing agreements against companies having substantially larger financial and other resources than the Company possesses.

GOVERNMENT REGULATIONS

     The Company's exploration, production and marketing operations are regulated extensively at the federal, state and local levels, as well as by other countries in which the Company does business. Oil and gas exploration, development and production activities are subject to various laws and regulations governing a wide variety of matters. For example, most states in which Apache operates regulate the quantities of natural gas that may be produced from wells within their borders to prevent waste in the production of natural gas and to protect the correlative rights of competing interest owners. It is impossible at this time to determine what changes may occur with respect to such regulations and what effect, if any, such changes may have on the Company and the natural gas industry as a whole.

     As an owner and operator of oil and gas properties, the Company is also subject to various federal, state, local and foreign country environmental regulations, including air and water quality control laws. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution cleanup resulting from operations, subject the lessee to liability for pollution damages, require suspension or cessation of operations in affected areas and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. Although the Company believes that it is in substantial compliance with existing applicable environmental laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to the Company.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 6,800,000 shares of Common Stock offered hereby are estimated to be $190 million ($219 million if the over-allotment option is exercised in full), assuming a price to public of $29 1/8 per share. The Company intends to use approximately $55 million of the net proceeds of the Offering to finance the pending acquisition of the Aquila Assets, which are to be acquired for an aggregate consideration of approximately $198 million, subject to adjustment. Approximately $143 million of the consideration for the acquisition of the Aquila Assets will be provided through a deferred tax-free, like-kind exchange involving properties sold to Citation. See "Recent Developments." As a result, the remainder of the net proceeds of the Offering will be applied to reduce indebtedness under the Company's principal revolving credit facility.

     On August 25, 1995, the amount outstanding under the revolving credit facility was $754 million. Based upon the Company's public senior debt rating and its ratio of debt to total capital on such date, the facility bears interest at the First National Bank of Chicago's prime rate of interest plus .125%, or at London Interbank Offered Rates ("LIBOR") plus 1.125%, at the Company's option, and has a final maturity date of March 1, 2000. Amounts paid under the facility may subsequently be reborrowed to finance future acquisitions of oil and gas properties or for other corporate purposes. Advances under the revolving credit facility during the past year were used primarily for property acquisitions and working capital. As of August 25, 1995, the Company had $75 million available for borrowing under the credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subsequent Events."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is listed on the NYSE and the CSE and traded under the symbol "APA." The following table sets forth, for the periods indicated, (i) the high and low sale prices of the Common Stock as reported on the NYSE Composite Transactions Reporting System, and (ii) the dividends paid on the Common Stock.

                                                             PRICE RANGE           CASH
                                                            -------------       DIVIDENDS
                                                            HIGH     LOW         PAID(1)
                                                            ----     ----     --------------
    1993:
      First Quarter.......................................  $26 1/4  $17 5/8       $.07
      Second Quarter......................................  30 1/4   24 3/8         .07
      Third Quarter.......................................  33 1/2   26 3/8         .07
      Fourth Quarter......................................  31 1/4   20 3/8         .07
    1994:
      First Quarter.......................................  $26 7/8  $22 1/2       $.07
      Second Quarter......................................    29     22 1/4         .07
      Third Quarter.......................................  29 1/4     23           .07
      Fourth Quarter......................................  28 7/8   23 5/8         .07
    1995:
      First Quarter.......................................  $27 1/4  $22 3/8       $.07
      Second Quarter......................................  30 7/8   25 3/4         .07
      Third Quarter (through August 31)...................  29 3/8     26           .07

- ---------------

(1) No cash dividends were paid on outstanding DEKALB common stock in 1995, 1994 or 1993.

     For a recent closing sale price for the Common Stock, as reported on the NYSE Composite Transactions Reporting System, see the cover page of this Prospectus. As of August 24, 1995, there were approximately 13,400 holders of record of Common Stock. Each share of Common Stock also represents one Common Stock purchase right that, under certain circumstances, would entitle the holder to acquire additional shares of Common Stock. See "Description of Capital Stock." The Company has paid cash dividends on its Common Stock for 114 consecutive quarters through July 31, 1995, and intends to continue the payment of dividends, although future dividend payments will depend upon the Company's level of earnings, financial requirements and other relevant factors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company and its consolidated subsidiaries as of June 30, 1995, and as adjusted to give effect to the sale of the Common Stock offered hereby and the application of the estimated net proceeds thereof as described in "Use of Proceeds."

                                                                      ACTUAL       AS ADJUSTED(1)
                                                                    ----------     --------------
                                                                           (IN THOUSANDS)
Current maturities of long-term debt..............................  $    7,000       $    7,000
                                                                     =========      ===========
Long-term debt:
  Credit facility(2)..............................................  $  764,000       $  628,827
  9.25% notes, net of discount....................................      99,727           99,727
  3.93% convertible notes.........................................      75,000           75,000
  6% convertible subordinated debentures..........................     172,500          172,500
  Other (including subsidiary debt)...............................      96,686           96,686
                                                                    ----------     --------------
       Total long-term debt(3)....................................   1,207,913        1,072,740
                                                                    ----------     --------------
Shareholders' equity:
  Preferred stock, without par value, 5,000,000 shares authorized,
     none outstanding.............................................          --               --
  Common stock, $1.25 par value per share, 215,000,000 shares authorized, 71,033,559 and 77,833,559 shares issued,
     respectively(4)..............................................      88,792           97,292
  Paid-in capital.................................................     501,033          682,706
  Retained earnings...............................................     330,715          330,715
  Currency translation adjustment.................................     (16,544)         (16,544)
  Treasury stock, at cost, 1,119,040 shares.......................     (13,454)         (13,454)
                                                                    ----------     --------------
       Total shareholders' equity.................................     890,542        1,080,715
                                                                    ----------     --------------
  Total capitalization............................................  $2,098,455       $2,153,455
                                                                     =========      ===========

- ---------------

(1) As adjusted to give effect to the sale of the 6,800,000 shares of Common Stock offered hereby, at an assumed price to public of $29 1/8 per share and the application of approximately $55 million of the net proceeds thereof to finance the pending Aquila acquisition and the application of the remaining $135 million of the net proceeds thereof to reduce indebtedness under the Company's principal revolving credit facility.

(2) Certain information concerning the Company's revolving credit facility is set forth in Note 3 to the audited consolidated financial statements incorporated by reference in this Prospectus. As of August 25, 1995, the outstanding balance under the credit facility was $754 million.

(3) Does not include certain contingent liabilities of the Company. See Note 9 to the audited consolidated financial statements incorporated by reference in this Prospectus.

(4) Does not include the following shares of Common Stock reserved for issuance (subject to adjustment): 2,777,778 shares issuable on conversion of the 3.93% convertible notes at $27.00 per share; 5,622,555 shares issuable on conversion of the 6% Convertible Subordinated Debentures due 2002 at $30.68 per share; 122,606 shares reserved for the dividend reinvestment plan with respect to the Common Stock; 400,000 shares reserved for the retirement/401(k) savings plan; and 3,411,200 shares reserved under existing employee stock option plans, including 911,197 shares issuable on the exercise of employee stock options outstanding as of June 30, 1995 and 359,400 shares issuable on the exercise of employee stock options granted August 23, 1995. Does not include 2,000,000 shares of Common Stock issuable from time to time in connection with the Company's private merger program. The Company currently has a policy of reserving one share of Common Stock for each share outstanding or otherwise reserved to provide for any issuances under the Company's Rights Agreement.

          SELECTED CONSOLIDATED FINANCIAL, OPERATING AND RESERVE DATA

     The following table sets forth certain information regarding Apache's consolidated results of operations, financial position and operating and reserve data as of and for the periods indicated. On May 17, 1995, Apache acquired DEKALB through a merger which was accounted for under the pooling of interests method. As a result, the financial, operating and reserve data presented below has been restated to present Apache and DEKALB on a combined basis, including certain conforming adjustments to depreciation, depletion and amortization and income taxes. The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference in this Prospectus. The following financial information is not necessarily indicative of future results of the Company.

                                                                    YEAR ENDED DECEMBER 31,
                                              -------------------------------------------------------------------
                                                 1994          1993         1992(1)      1991(2)(3)       1990
                                              ----------    -----------    ----------    ----------    ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
  Oil and gas production revenues...........  $  538,389    $   481,848    $  453,835    $  409,011    $  335,450
  Consolidated revenues.....................     592,626        512,632       517,403       457,872       386,688
  Net income (loss)
    Continuing operations...................      45,583         41,421       (14,632)      (35,216)       53,114
    Discontinued operations.................          --             --        (1,050)           --        11,633
    Cumulative effect of change in
      accounting principle..................          --          5,334            --            --            --
                                              ----------    -----------    ----------    ----------    ----------
      Net income (loss).....................  $   45,583    $    46,755    $  (15,682)   $  (35,216)   $   64,747
                                              ==========    ===========    ==========    ==========    ==========
    Net income (loss) per common share
    Continuing operations...................  $      .65    $       .67    $     (.26)   $     (.65)   $       99
    Discontinued operations.................          --             --          (.02)           --           .21
    Cumulative effect of change in
      accounting principle..................          --            .08            --            --            --
                                              ----------    -----------    ----------    ----------    ----------
      Net income (loss) per common share....  $      .65    $       .75    $     (.28)   $     (.65)   $     1.20
                                              ==========    ===========    ==========    ==========    ==========
    Cash dividends per common share(4)......  $      .28    $       .28    $      .28    $      .28    $      .28
CASH FLOW DATA:
    Net income (loss) from continuing
      operations............................  $   45,583    $    41,421    $  (14,632)   $  (35,216)   $   53,114
    Depreciation, depletion and
      amortization..........................     257,821        198,320       179,876       188,410       160,693
    Impairments.............................       7,300         23,200        65,320        94,241            --
    Amortization of deferred loan costs.....       3,987          3,896         3,888         1,988           355
    Provision for deferred income taxes.....      24,385         20,539          (998)      (27,312)       17,773
    Gain on sale of investment in
      affiliate.............................          --             --       (30,259)           --            --
    Change in working capital and other.....      18,693        (31,385)       19,758       (21,122)       15,794
                                              ----------    -----------    ----------    ----------    ----------
      Net cash provided by operating
         activities.........................  $  357,769    $   255,991    $  222,953    $  200,989    $  247,729
                                              ==========    ===========    ==========    ==========    ==========
BALANCE SHEET DATA (period end):
    Working capital (deficit)...............  $   (3,203)   $   (55,538)   $  (32,755)   $  (57,593)   $   18,358
    Total assets............................   2,036,627      1,759,203     1,774,767     1,597,633     1,363,337
    Long-term debt..........................     719,033        504,334       524,098       658,395       386,580
    Shareholders' equity....................     891,087        868,596       554,524       601,181       622,489
    Common shares outstanding...............      69,666         69,504        55,361        55,305        53,296
PRODUCTION DATA:
    Oil (Mbbls).............................      13,815         13,036        13,465        10,063         5,988
    Natural gas (MMcf)......................     176,397        131,591       119,962       134,162       120,534
    Natural gas liquids (Mbbls).............         724            733           885         1,212           520
    Equivalent production (Mboe)............      43,939         35,701        34,344        33,635        26,597
AVERAGE SALES PRICE:
    Oil (per bbl)...........................  $    15.65    $     16.74    $    18.11    $    18.61    $    21.21
    Natural gas (per Mcf)...................        1.78           1.94          1.66          1.55          1.68
    Natural gas liquids (per bbl)...........       11.28          11.55         11.79         11.88         11.35
RESERVE DATA -- PROVED (period end):
    Oil and natural gas liquids (Mbbls).....     110,624        102,957        94,643       105,891        52,002
    Natural gas (MMcf)......................   1,316,155      1,125,630       919,642       963,242       889,178
    Equivalent reserves (Mboe)..............     329,983        290,562       247,917       266,431       200,198
    Present value of estimated future net
      cash flows, before income taxes,
      discounted at 10%.....................  $1,600,927    $ 1,626,096    $1,272,952    $1,334,532    $1,344,063

- ---------------
(See notes on following page)

                                                     THREE MONTHS                 SIX MONTHS
                                                    ENDED JUNE 30,              ENDED JUNE 30,
                                               ------------------------    ------------------------
                                               1995(5)(6)       1994       1995(5)(6)       1994
                                               ----------    ----------    ----------    ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT
                                                                     AMOUNTS)
INCOME STATEMENT DATA:
  Oil and gas production revenues............  $  174,519    $  134,440    $  317,708    $  259,418
  Consolidated revenues......................     206,052       147,054       373,770       279,775
  Net income.................................         537        12,907         4,620        21,132
  Net income per common share................         .01           .19           .07           .30
  Cash dividends per common share(4).........         .07           .07           .14           .14
CASH FLOW DATA:
  Net income from continuing operations......  $      537    $   12,907    $    4,620    $   21,132
  Depreciation, depletion and amortization...      78,830        61,969       148,625       122,226
  Impairments................................          --         2,800            --         6,300
  Amortization of deferred loan costs........       1,150           965         2,373         1,744
  Provision for deferred income taxes........      17,358         7,721        19,773        12,252
  Change in working capital and other........     (21,165)       (6,587)      (34,152)      (22,964)
                                               ----------    ----------    ----------    ----------
     Net cash provided by operating
       activities............................  $   76,710    $   79,775    $  141,239    $  140,690
                                                =========     =========     =========     =========
BALANCE SHEET DATA (period end):
  Working capital (deficit)..................  $   21,511    $  (19,685)   $   21,511    $  (19,685)
  Total assets...............................   2,554,557     1,823,797     2,554,557     1,823,797
  Long-term debt.............................   1,207,913       578,181     1,207,913       578,181
  Shareholders' equity.......................     890,542       876,978       890,542       876,978
PRODUCTION DATA:
  Oil (Mbbls)................................       5,122         3,381         9,152         6,690
  Natural gas (MMcf).........................      54,361        41,830       104,159        81,321
  Natural gas liquids (Mbbls)................         174           186           365           364
  Equivalent production (Mboe)...............      14,356        10,539        26,878        20,607
AVERAGE SALES PRICE:
  Oil (per bbl)..............................  $    17.48    $    15.98    $    17.20    $    14.42
  Natural gas (per Mcf)......................        1.52          1.87          1.50          1.96
  Natural gas liquids (per bbl)..............       12.19         11.09         12.14         10.61

- ---------------

(1) Includes $40.6 million after-tax writedown of DEKALB's oil and gas properties and $25.6 million after-tax loss from the sale of substantially all of DEKALB's U.S. assets. Also includes a $19.8 million after-tax gain resulting from the sale by the Company of its 36.67% interest in Natural Gas Clearinghouse.

(2) Includes financial data for MW Petroleum Corporation after June 30, 1991.

(3) Includes a $7.1 million after-tax charge resulting from the relocation of the Company's headquarters to Houston, Texas and a $66 million after-tax writedown of DEKALB's oil and gas properties.

(4) No cash dividends were paid on outstanding DEKALB common stock in 1995, 1994, 1993 or 1992. Cash dividends paid on DEKALB common stock totaled $.8 million in 1991 and $2.9 million in 1990.

(5) The three months and six months ended June 30, 1995 include the effect of the acquisition of properties from Texaco on March 1, 1995.

(6) Includes nonrecurring transaction costs totaling $8.7 million after tax relating to the DEKALB merger.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company has consummated two acquisitions in 1995. On March 1, 1995, the Company purchased certain U.S. oil and gas properties from Texaco for an adjusted purchase price of $564 million, effective January 1, 1995. On May 17, 1995, Apache acquired DEKALB, an oil and gas company engaged in the exploration for, and the development of, crude oil and natural gas in Canada, pursuant to a merger agreement under which Apache issued 8.4 million shares of Common Stock in exchange for all outstanding DEKALB capital stock and DEKALB employee stock options outstanding at the time of the merger and tendered to Apache. The merger was accounted for as a pooling of interests for financial accounting purposes. Accordingly, the following discussion and analysis has been prepared on a combined basis using the pooling of interests method of accounting. As a result of the Company's recent acquisitions, the Company's results of operations for the first two quarters of 1995 are not comparable to its historical results and are not necessarily indicative of results for the full year or future periods.

     Apache's financial performance during the first half of 1995 is best understood in light of the following factors:

     Production Increases; Commodity Prices. The Company's performance during the first two quarters of 1995 was affected by lower average natural gas prices, substantially offset by increases in natural gas production. Apache's natural gas production increased in the first half of 1995 by 28% over the prior year, attributable principally to acquisitions and favorable drilling results. The Company's average realized gas price of $1.50 per Mcf during the first half of 1995 was $.46 per Mcf below the price during the same period in the previous year, negatively impacting sales by $48 million.

     In the first half of 1995, Apache's oil production increased by 37% over the same period in 1994. Oil prices continued to improve from the five-year low experienced in the fourth quarter of 1993. Oil revenues were positively impacted by $25.5 million as a result of a $2.78 per barrel increase in average realized oil prices in the first half of 1995 as compared with the same period in 1994.

     Acquisitions. The Company consummated the DEKALB and Texaco acquisitions during the first half of 1995. The second quarter of 1995 reflects the ownership of the properties acquired from Texaco. All of the Company's financial statements have been restated as a result of the DEKALB merger, which was accounted for as a pooling of interests.

     Since the Aquila transaction has not been consummated, the discussion immediately following does not contemplate the effects of such transaction on the Company's operations or liquidity. For a discussion of the effects of the Aquila transaction, see "-- Subsequent Events" and "Recent Developments."

FINANCIAL RESULTS

     Apache reported net income of $.5 million, or $.01 per share, for the second quarter of 1995 compared to $12.9 million, or $.19 per share, for the same period last year. Current quarter earnings were reduced by a nonrecurring pre-tax charge of approximately $10 million associated with Apache's acquisition of DEKALB (now known as DEK Energy Company). The merger costs reduced 1995 net income by $8.7 million, or $.12 per share. Apache's results of operations for the quarter were also negatively impacted by a 19% decline in gas prices which reduced revenues by $19 million and net income by $.16 per share.

     Earnings for the first six months of 1995 totaled $4.6 million, or $.07 per share, compared to $21.1 million, or $.30 per share, during the first half of 1994. Lower gas prices compared to a year ago negatively impacted revenues by $48 million and partially offset the impact of increased oil and gas production from acquisitions and drilling.

RESULTS OF OPERATIONS

     Volume and price information for the Company's 1995 and 1994 second quarter and first six months oil and gas production is summarized in the following tables:

                                      FOR THE QUARTER                  FOR THE SIX MONTHS
                                      ENDED JUNE 30,                     ENDED JUNE 30,
                                    -------------------    INCREASE    -------------------    INCREASE
                                      1995       1994     (DECREASE)     1995       1994     (DECREASE)
                                    --------   --------   ----------   --------   --------   ----------
Gas Volume -- Mcf per day:
  U.S..............................  519,147    402,765       29%       502,679    392,820       28%
  Canada...........................   73,683     53,057       39%        67,458     52,472       29%
  Australia........................    4,542      3,850       18%         5,329      3,994       33%
                                    --------   --------                --------   --------
  Total............................  597,372    459,672       30%       575,466    449,286       28%
                                    ========   ========                ========   ========
Average Gas Price -- Per Mcf:
  U.S.............................. $   1.59   $   1.89      (16%)     $   1.56   $   1.99      (22%)
  Canada...........................     1.02       1.71      (40%)         1.00       1.70      (41%)
  Australia........................     1.87       1.96       (5%)         1.94       1.93        1%
  Total............................     1.52       1.87      (19%)         1.50       1.96      (23%)
Oil Volume -- Barrels per day:
  U.S..............................   50,869     32,461       57%        45,334     32,233       41%
  Canada...........................    2,061      1,952        6%         2,014      2,035       (1%)
  Australia........................    3,360      2,741       23%         3,217      2,693       19%
                                    --------   --------                --------   --------
  Total............................   56,290     37,154       52%        50,565     36,961       37%
                                    ========   ========                ========   ========
Average Oil Price -- Per barrel:
  U.S.............................. $  17.36   $  15.82       10%      $  17.07   $  14.21       20%
  Canada...........................    17.81      16.63        7%         17.26      14.36       20%
  Australia........................    19.16      17.42       10%         19.05      16.91       13%
  Total............................    17.48      15.98        9%         17.20      14.42       19%
NGL Volume -- Barrels per day:
  U.S..............................    1,378      1,356        2%         1,470      1,340       10%
  Canada...........................      539        687      (22%)          549        669      (18%)
                                    --------   --------                --------   --------
  Total............................    1,917      2,043       (6%)        2,019      2,009        0%
                                    ========   ========                ========   ========
Average NGL Price -- Per barrel:
  U.S.............................. $  13.29   $  12.60        5%      $  13.01   $  11.83       10%
  Canada...........................     9.39       8.10       16%          9.80       8.16       20%
  Total............................    12.19      11.09       10%         12.14      10.61       14%

     Oil and gas production revenues for the second quarter and first half of 1995 increased over the prior year by 30% and 22%, respectively, due to the March 1, 1995 acquisition of properties from Texaco, acquisitions completed by Apache during the fourth quarter of 1994 and favorable drilling results. The declines in Apache's second quarter and first half average realized gas price, reflecting significantly lower spot prices from a year ago, offset further increases in revenue.

     Second quarter gas sales increased to $82.8 million, up six percent from the same period last year. Apache's second quarter gas production was a record
597.4 MMcfd, an increase of 30% from last year. Of the 137.7 MMcfd increase in gas production in the second quarter of 1995, 68 MMcfd was a result of the acquisition of properties from Texaco and 22 MMcfd resulted from the acquisition of properties from Crystal in December 1994. Apache's average natural gas price declined 19% from second quarter 1994 to $1.52 per Mcf, negatively impacting revenues by $19 million.

     Gas sales for the first six months of 1995 of $155.8 million declined two percent compared to the six-month period in 1994 as the impact of lower gas prices more than offset production gains. Apache's production increased 126.2 MMcfd during the first half of 1995 as compared to the same period in 1994. The 28%
increase in gas production in the first six months of 1995 resulted largely from the acquisition of properties from Texaco and Crystal. The volume increase resulted in additional sales of $44.7 million. The Company's realized gas price of $1.50 per Mcf during the first half of 1995 was $.46 per Mcf lower than last year's price of $1.96 per Mcf during the same period. The 23% drop in the average realized price of gas negatively impacted sales by $48 million.

     Oil sales of $89.6 million for the 1995 second quarter were $35.5 million, or 66%, above the previous year as a result of higher production volumes. The 52% increase in oil production was primarily due to the acquisition of Texaco properties, which added 17.7 Mbopd to Apache's second quarter sales. The total increase in production favorably impacted sales by $27.8 million, while a $1.50 per barrel increase in realized oil prices compared to 1994 positively impacted 1995 sales by $7.7 million.

     For the first six months of 1995, oil sales increased 63% to $157.4 million, compared to $96.4 million for the same period a year ago. In the first half of 1995, oil production rose 13.6 Mbopd, or 37%. Oil revenues were positively impacted by $25.5 million as a result of a $2.78 per barrel increase in realized oil prices.

     Revenues from the sale of natural gas liquids totaled $2.1 million for the second quarter and $4.4 million for first half of 1995. Higher natural gas liquids prices contributed to the $.1 million quarter-to-quarter and $.6 million year-to-year increases in sales as compared to a year ago.

     Gathering, processing and marketing revenues of $28.4 million for the second quarter and $51.2 million for the first half of 1995 were 169% and 196%, respectively, higher than last year's revenues. Operating margins increased $.3 million from the second quarter of 1994 and $.6 million from the first six months of 1994, respectively. The activity reflects increased volumes of purchase and resale transactions by Apache's oil and gas marketing subsidiaries. These transactions generally carry a low margin.

     Depreciation, depletion and amortization expense of $78.8 million for the second quarter of 1995 and $148.6 million for the first half of the year increased 27% and 22%, respectively, over the comparable 1994 periods due to increased oil and gas production. Apache's domestic depreciation, depletion and amortization rate for the second quarter declined from $5.60 per boe in 1994 to $5.32 per boe in 1995 due to the impact of the Texaco acquisition.

     Operating costs rose $20 million, or 56%, to $55.5 million for the quarter and $29.3 million, or 41%, to $100.5 million year-to-date from the comparable periods last year due primarily to the impact of Apache's acquisitions. Operating costs include lifting costs, workover expense, production taxes and severance taxes. Based on an equivalent unit of production, operating costs increased 15% in the second quarter of 1995 to $3.87 per boe and eight percent in the first half period to $3.74 per boe, respectively. The increase in unit cost reflects the high percentage of oil properties included in the Texaco transaction, as oil properties typically have a higher per unit expense than gas properties.

     Administrative, selling and other costs in the second quarter of 1995 rose $.2 million, or two percent, from a year ago, while costs for the first half increased $.6 million, or three percent, due to costs of integrating the Texaco properties. On a boe basis, costs for the quarter and first six months dropped 25% and 21%, respectively, due to increased production from acquisitions and drilling. In connection with the DEKALB merger, nonrecurring transaction costs totaling approximately $10 million were charged to expense in the second quarter of 1995.

     Net financing costs increased 149% for the second quarter of 1995 to $20.3 million, and 132% for the first half of the year to $35.6 million. The increase in financing costs reflects an increase in debt outstanding and higher interest rates as compared to last year. Debt increased $496 million since December 31, 1994 and $696 million since December 31, 1993, as a result of increased borrowings to fund acquisitions. The increase in interest rates primarily reflects higher market rates.

CASH FLOW, LIQUIDITY AND CAPITAL RESOURCES

  Capital Commitments.

     Apache's primary needs for cash are for exploration, development and acquisition of oil and gas properties, repayment of principal and interest on outstanding debt and payment of dividends. The Company generally funds its exploration and development activities through internally generated cash flows. Apache budgets its capital expenditures based upon projected cash flows and routinely adjusts its capital expenditures in response to changes in oil and gas prices and corresponding changes in cash flow.

     Expenditures for exploration and development totaled $142.1 million during the first half of 1995 compared to $162.8 million during the same period last year. In the first six months of 1995, Apache completed 68 of 102 gross wells as producers, while the Company completed 149 of 183 gross wells as producers in the first half of 1994. While the Company reduced its exploration and development expenditures from a year ago so that additional cash from operating activities could be applied to reduce debt, Apache continued to drill in the Mid-Continent, Permian Basin and Gulf of Mexico regions of the United States. Internationally, the Company continued developmental drilling on the Harriet prospect in Australia and appraisal drilling on the Zhao Dong prospect in the Bohai Bay, People's Republic of China. Further evaluation is necessary to determine the commercial potential of the discovery offshore China. In Egypt, an appraisal well further delineated a discovery made on the Qarun prospect. This well confirmed the results of one of two earlier discoveries, which established the development potential of this area of the Qarun Concession. International exploration and development expenditures totaled $36.3 million in the first half of 1995 compared to $36.7 million in 1994. Apache's annual expenditures for exploration and development are expected to total approximately $275 million for 1995, not taking into account any capital expenditures associated with the properties to be acquired in the Aquila transaction.

     Acquisitions for cash during the first half of 1995 totaled $573.9 million as compared to $27 million for the same period of 1994. On March 1, 1995, Apache purchased certain oil and gas assets from Texaco for an adjusted purchase price of $564 million. In addition to the properties acquired for cash during the first six months of 1995, Apache issued 8.4 million shares of Common Stock to acquire DEKALB in a transaction accounted for as a pooling of interests. See "Acquisitions" in the Notes to the audited Consolidated Financial Statements incorporated herein by reference.

  Capital Resources and Liquidity.

     Apache's primary capital resources are net cash provided by operating activities, unused borrowing capacity under the Company's revolving bank credit facility and proceeds from the sale of non-strategic assets. Net cash provided by operating activities totaled $141 million for the first half of 1995 and 1994.

     On January 4, 1995, Apache completed the issuance of $172.5 million principal amount of its 6% Convertible Subordinated Debentures due 2002, which are convertible into Common Stock at a conversion price of $30.68 per share. The Company anticipates filing a registration statement on Form S-3 in September 1995 with respect to resales of underlying shares of Common Stock. Net proceeds were used to reduce bank debt, to provide funds for acquisitions and for general corporate purposes. The 6% debentures have not been registered under the Securities Act of 1933, as amended ("Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Costs associated with the issue of the 6% debentures totaled $4.1 million.

     On March 1, 1995, the Company's revolving bank credit facility was amended and restated, increasing it from $700 million to $1 billion. The facility matures on March 1, 2000, and may be extended in one-year increments with the lenders' consent. Based on the Company's ratio of debt to total capital, the interest rate margin over LIBOR at June 30, 1995 was 1.125%. The Company also pays a facility fee based on its ratio of debt to total capital. The facility fee at June 30, 1995 was .375% of the available portion of the commitment and
 .1875% of the unavailable portion of the commitment. As of June 30, 1995, the available portion of the commitment was $831 million, of which $764 million was outstanding. Costs associated with the amendment of the credit facility totaled $7.2 million. At June 30, 1995, Apache had a total of $1.2 billion in long-term debt outstanding, up $496 million from the end of 1994.

     During the first half of 1995, Apache received $73.2 million from the disposition of oil and gas properties as part of its previously announced plans to sell lower-margin and non-strategic properties. On September 1, 1995, Apache disposed of certain of its Rocky Mountain properties to Citation for consideration of approximately $151 million, subject to adjustment. These assets include Apache's interest in 138 fields with approximately 1,600 active wells located in Colorado, Montana, North Dakota, South Dakota, Utah and Wyoming.

     The Company had $17.3 million in cash equivalents on hand at June 30, 1995, down from $30 million at the end of 1994. The Company's ratio of current assets to current liabilities at quarter-end 1995 of 1.1:1 was improved from year-end 1994 when the ratio was 1.0:1.

     Management believes that cash on hand, net cash provided by operating activities and unused available borrowing capacity under the revolving bank credit facility will be adequate to meet future liquidity needs for the next two fiscal years, including satisfaction of the Company's financial obligations and funding of exploration and development operations and routine acquisitions.

  Future Trends.

     The Company plans to continue with implementation of several strategic initiatives designed to accelerate the integration of acquired properties, streamline operations and strengthen its balance sheet. As previously announced, Apache plans to accelerate the disposition of non-strategic assets and to close the Denver, Colorado office in 1995. In general, the proceeds from property dispositions will be used for debt reductions.

     Apache has continually followed a practice of expanding and upgrading its reserves through a combination of exploratory and development drilling, workovers and recompletions and upgrading its production base by disposing of lower-margin and non-strategic properties. Apache will continue to review acquisition opportunities which are additive to earnings and cash flow, and to review its capital structure to maximize shareholders' return and maintain financial flexibility.

SUBSEQUENT EVENTS

     The Company intends to use approximately $55 million of the net proceeds of the Offering to finance in part the pending acquisition of the Aquila Assets. The oil and gas properties included in the Aquila Assets are concentrated, with the largest seven fields representing approximately three quarters of proved reserves, and many of the Aquila properties are located in close proximity to existing Apache properties. Accordingly, the Company believes that economies of scale will result from elimination of duplicative administrative and other expenses and the consolidation of nearby operations following the closing of the Aquila transaction. In the Gulf of Mexico, the Company expects to operate certain currently manned Aquila platforms as unmanned platforms, using the facilities and personnel located at nearby Apache platforms. In addition, the high percentage of gas properties included in the Aquila Assets can be expected to reduce operating costs on an equivalent unit of production basis, as gas properties typically have a lower per unit expense than oil properties.

     A significant portion of the net proceeds of the Offering will be applied to reduce indebtedness under the Company's principal revolving credit facility. See "Use of Proceeds." After giving effect to such repayment of debt, as of June 30, 1995, the Company would have a ratio of debt to total capitalization of approximately 50%. As of August 25, 1995, the Company had $75 million available for borrowing under the credit facility. The credit facility provides for periodic redeterminations of the borrowing base to reflect the Company's estimated proved reserves, and, depending upon the outcome of such redetermination following the Offering (taking into account the Citation and Aquila transactions), the Company expects to be able to reborrow all or a portion of the amount of outstanding indebtedness repaid with proceeds of the Offering. The Company is currently evaluating alternatives to refinance a portion of its outstanding debt.

     In connection with its ongoing private merger program, the Company has filed an acquisition shelf registration statement on Form S-4 with respect to 2,000,000 shares of Common Stock to be offered from time to time in connection with the acquisition of privately held interests in oil and gas properties and related assets or in entities that hold such interests or assets.

                                  THE COMPANY
OVERVIEW

     Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, produces, gathers, processes and markets crude oil and natural gas. In North America, Apache's exploration and production interests are spread over 15 states and two Canadian provinces, focusing on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast, the Rocky Mountains and the Western Sedimentary Basin of Canada. Outside of North America, Apache has exploration and production interests offshore Western Australia and exploration interests in Egypt and Indonesia and offshore China and the Ivory Coast. Apache's Common Stock has been listed on the NYSE since 1969 and on the CSE since 1960.

     As of December 31, 1994, on a pro forma basis giving effect to the completed Texaco and DEKALB transactions and the pending Aquila acquisition, and net of completed and pending property dispositions in 1995, the Company's estimated proved reserves were 420 MMboe, of which approximately 62% was natural gas.

     As of December 31, 1994, Apache (including DEKALB) had approximately 4,085 net oil and gas wells and 1,032,982 net developed acres of oil and gas properties. In addition, the Company had interests in 760,270 net undeveloped acres under U.S. and Canadian leases and 4,239,290 net undeveloped acres under international exploration and production rights. The Company completed 296 of 367 North American wells during 1994 as producers, and completed 415 workover and recompletion projects. For the second quarter of 1995, which included results from the Texaco and DEKALB transactions, the Company's daily average oil and gas production was approximately 56 Mbbls and 597 MMcf, respectively.

     The Company holds interests in many of its U.S., Canadian and international properties through operating subsidiaries, such as MW Petroleum Corporation ("MW"), DEK Energy Company (formerly known as DEKALB), Apache Energy Resources Corporation ("AERC," formerly known as Hadson Energy Resources Corporation), Apache Energy Limited ("AEL," formerly known as Hadson Energy Limited), Apache International, Inc. and Apache Overseas, Inc. Properties referred to in this Prospectus may be held by those subsidiaries. The Company treats all operations as one segment of business.

     On March 1, 1995, the Company acquired certain oil and gas properties from Texaco for an adjusted purchase price of $564 million, effective January 1, 1995. On May 17, 1995, Apache acquired DEKALB, an oil and gas company engaged in the exploration for, and the development of, crude oil and natural gas in Canada, through a merger which resulted in DEKALB's becoming a wholly owned subsidiary of Apache. The merger was accounted for as a pooling of interests for financial accounting purposes. As a result, Apache's financial information has been restated to include DEKALB on a combined basis. See "Recent Developments."

     The Company is a Delaware corporation with its principal executive offices at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400. The Company's telephone number is (713) 296-6000.

STRATEGY

     Apache's growth strategy is to increase oil and gas reserves, production and cash flow through a combination of acquisitions, moderate-risk drilling and development of its inventory of existing projects. Apache also emphasizes reducing operating costs per unit produced and selling marginal and non-strategic properties in order to increase its profit margins. An emerging aspect of Apache's strategy is its exploration and development activity in the international arena in pursuit of larger reserve targets than are generally available domestically. Several recent international discoveries have created an inventory of development projects to be drilled in the next several years.

     Because production of oil and gas results in depletion of reserves, future oil and gas production is highly dependent upon Apache's level of success in adding reserves. Apache adds reserves by acquisition, active exploration and development, and identification, through engineering studies, of additional behind-pipe zones or secondary recovery reserves.

     In conjunction with Apache's ongoing property acquisitions, the Company has recently initiated the Apache private merger program to acquire privately held interests in oil and gas properties. The primary focus of this program will be to acquire interests in properties in areas where the Company operates. To enable the Company to use Common Stock as well as cash in such acquisitions, the Company has filed a Common Stock acquisition shelf registration statement on Form S-4 with respect to 2,000,000 shares of Common Stock.

     Property acquisition is only one phase in a continuing cycle of Apache's business growth. Apache's objective is to follow each material acquisition with a cycle of reserve enhancement, property consolidation and cash flow acceleration, facilitating asset growth and debt reduction. This approach requires well-planned and carefully executed property development and a commitment to a selective program of ongoing property dispositions. Apache targets acquisitions that have ascertainable additional reserve potential to which it applies an active drilling, workover and recompletion program to realize the potential of undeveloped and partially developed properties. In 1994, the Company replaced over 114% of U.S. production through its drilling, workover and recompletion program. Apache prefers to operate its properties so that it can more efficiently influence their development and currently operates properties accounting for over 75% of its production.

NORTH AMERICAN OPERATIONS

     The Company's North American exploration and production activities are divided into four U.S. operating regions, the Gulf of Mexico, Mid-Continent, Western and Gulf Coast regions, and a Canadian region. At December 31, 1994, approximately 97% of the Company's total estimated proved reserves (prior to any dispositions in 1995) was located in the four U.S. regions and Canada.

     Gulf of Mexico. As a result of Apache's acquisition of Matagorda Island Blocks 681 and 682 in late 1992 and the Hall-Houston transactions in 1993, the Gulf of Mexico became Apache's largest producing region. The Gulf of Mexico region encompasses all of Apache's interests in properties offshore Texas, Louisiana and Alabama. By year-end 1994, Apache increased its production in the Gulf of Mexico to approximately 203 MMcf of gas per day. At December 31, 1994, the Gulf of Mexico region encompassed 282,302 net acres, located in both state and federal waters, and accounted for 48 MMboe, or 15%, of Apache's total estimated proved reserves.

     Mid-Continent. Apache's Mid-Continent region is known for its sizable position in the Anadarko Basin. Apache has drilled and operated in the Anadarko Basin for over three decades, developing an extensive database of geologic information and a substantial acreage position. In 1993, Apache enhanced its position through the acquisition of AERC with its significant acreage and producing interests in the Anadarko Basin. At December 31, 1994, Apache held an interest in 271,770 net acres in the region, which accounted for approximately 76 MMboe, or 23%, of Apache's total estimated proved reserves.

     Western. On September 1, 1995, Apache disposed of a substantial portion of its Rocky Mountain properties in connection with its property rationalization program. In connection with this disposition, the Company is closing its Rocky Mountain regional office, located in Denver, Colorado, and redeploying those employees to provide support for its Gulf Coast, Permian Basin and Canadian operations. The Rocky Mountain properties to be exchanged by Apache comprise interests in 138 fields and approximately 1,600 active wells in six states with daily production of approximately 9 Mbbls of oil and 9 MMcf of natural gas. At December 31, 1994, such Rocky Mountain properties accounted for estimated proved reserves of 28 MMboe, which includes certain reserves acquired in the Texaco transaction.

     Apache will retain its assets in the Green River Basin of Colorado and Wyoming and in the San Juan Basin of New Mexico, and will operate those properties through its former Permian Basin region, which has been renamed the Western region to reflect the integration of the remaining Rocky Mountain properties. The other properties comprising the Western region are located in the Permian Basin of West Texas and New Mexico and have been important producers for Apache, generating 16% of the Company's production revenues during 1994. As of December 31, 1994, the properties that comprise the Western region, after giving effect to completed and pending dispositions in 1995, accounted for 70 MMboe, or 21%, of the Company's total estimated proved reserves.

     Gulf Coast. Apache's Gulf Coast region encompasses the Texas and Louisiana coasts, central Texas, Mississippi and Alabama. At year-end 1994, the region encompassed approximately 194,107 net acres, and accounted for 43 MMboe, or 13%, of the Company's total estimated proved reserves.

     Canada. The Canadian region concentrates its exploration and development activity in the Provinces of Alberta and British Columbia. The region generated eight percent of the Company's revenues in 1994. At December 31, 1994, the region encompassed approximately 408,114 net acres, and accounted for 61 MMboe, or 18%, of the Company's total estimated proved reserves.

AUSTRALIAN AND INDONESIAN OPERATIONS

     Australia. The state of Western Australia has become an important region for Apache following the completion of the AERC acquisition. In the fourth quarter of 1993, Apache consolidated the operations of its Australian properties with AERC's Australian subsidiary, AEL, headquartered in Perth, Western Australia. Average production in the region was approximately 3,500 bopd during June 1995.

     At December 31, 1994, Apache held 3,373,150 net developed and undeveloped acres in Western Australia. Australian reserves accounted for 11 MMboe, or 3%, of the Company's total proved reserves at year-end 1994. Apache also owns a 22.5% interest in and operates the Harriet Gas Gathering Project, a gas processing and compression facility with a throughput capacity of 80 MMcfd, and a 60-mile, 12-inch offshore pipeline with a throughput capacity of 175 MMcfd. The facilities are located in close proximity to AEL's producing properties offshore in the Carnarvon Basin. During 1994, AEL produced and sold 2.9 Bcf of natural gas.

     Indonesia. In early 1993, Apache took over as operator and increased its interest in the Java Sea IV Block, offshore Indonesia, and the Padang Panjang Block on the island of Sumatra, Indonesia. In early 1994, operations for Indonesia were consolidated under the direction of AEL out of its offices in Perth, Western Australia. In 1994, two exploratory wells were drilled in Indonesia, one of which was a discovery that is currently being appraised for commerciality.

OTHER INTERNATIONAL OPERATIONS

     Egypt. Apache and its partners are developing two adjacent fields in the Western Desert of Egypt. Apache holds a 25% interest in the two-million acre Qarun Concession in the Western Desert of Egypt which is operated by Phoenix Resource Companies of Qarun. In February 1995, Apache and its partners announced a discovery in the Qarun Concession that tested at rates up to 1,370 bopd. In May 1995, Apache and its partners announced a second discovery in the Qarun Concession in which the discovery well tested at cumulative rates of up to 11,957 bopd. Development of the Qarun Concession is currently underway, and oil sales are expected to commence as early as the fourth quarter of 1995.

     China. Apache and its partner are evaluating a discovery in the Bohai Bay, offshore the People's Republic of China. Apache has a 50% interest in, and acts as operator of, a concession containing approximately 48,677 undeveloped acres (24,339 acres net to Apache) in the Zhao Dong Block of the Bohai Bay, offshore the People's Republic of China. In 1994, the initial discovery well tested at a rate of over 2,000 bopd and was confirmed by an appraisal well which tested at over 3,500 bopd. An appraisal drilling program is currently being conducted to evaluate field development of the block.

     Other. The Company has an interest in the Foxtrot Concession offshore the Ivory Coast and is currently seeking a market for any gas that may be produced from such concession.

                              RECENT DEVELOPMENTS

ACQUISITION OF AQUILA PROPERTIES

     On August 28, 1995, the Company entered into an agreement with Aquila, a wholly owned, indirect subsidiary of UtiliCorp, to acquire substantially all the assets of Aquila for approximately $198 million, subject to certain post-closing adjustments. The Aquila Assets include estimated proved reserves of 26 MMboe at year-end 1994 and a favorable long-term gas sales contract at escalating prices, with an allocated value under the purchase agreement of $28.7 million. Aquila will receive a 7.5% net profits interest in the Aquila Assets, effective after Apache has recovered an amount equivalent to the purchase price, costs incurred in connection with the Aquila Assets and fees and other transaction costs not to exceed $7 million in connection with the Offering and the Aquila transaction. The closing of the Offering is conditioned upon and is expected to occur concurrently with the closing of the Aquila transaction.

     The Aquila Assets are concentrated, with the largest seven fields representing approximately three quarters of proved reserves and the largest 15 fields representing more than 90% of proved reserves. Five of the largest seven fields are operated by Aquila. Based on information provided to the Company by Aquila, the Aquila Assets represented estimated proved reserves of approximately 26 MMboe at December 31, 1994, of which approximately 77% was gas.

     The Aquila Assets consist of interests in 63 fields (including 45 producing areas and fields) located on 250,000 gross acres in the Anadarko Basin, the Gulf Coast, the Gulf of Mexico and the Permian Basin. In addition, the Aquila Assets include nonoperated minority interests in four gas plants in Oklahoma. The Aquila properties are in many cases located in close proximity to existing Apache properties. Accordingly, the Company believes that the acquisition of the Aquila properties will result in certain economies of scale for Apache. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subsequent Events."

     The long-term gas sales contract included in the Aquila Assets provides that Aquila's affiliate will agree to purchase approximately 43 Bcf of gas to be delivered by the Company over a period of five years and four months at a specified price commencing at $2.00 per MMBtu in 1995 and increasing to $2.70 in 1996, $2.80 in 1997, $2.90 in 1998, $3.10 in 1999 and $3.20 in 2000.

     The agreement provides that the Company and its wholly owned subsidiaries, MW and AERC, may effect a deferred tax-free exchange of like-kind properties of qualifying use for certain of the Aquila Assets. The like-kind properties to be exchanged by the Company primarily include lower margin and non-strategic properties located in the Rocky Mountains (including the properties sold to Citation) which were previously selected for sale by the Company in connection with its ongoing program of selective property dispositions.

OTHER RECENT ACQUISITIONS

     On March 1, 1995, Apache purchased certain U.S. oil and gas properties from Texaco for an adjusted purchase price of $564 million, effective January 1, 1995. The Texaco properties comprised estimated proved reserves at the effective date of approximately 105 MMboe (after adjustment for the exercise of preferential rights and properties excluded following due diligence and using unescalated prices), of which approximately 70% was oil. At the time of purchase, the daily production of the acquired properties was approximately 20 Mbbls of oil and 85 MMcf of natural gas.

     The Texaco properties are concentrated, with approximately two-thirds of the reserves located in 54 fields, and are in producing regions where Apache has existing operations -- the Permian Basin, the Gulf Coast of Texas and Louisiana, western Oklahoma, eastern Texas and the Gulf of Mexico. Apache operates approximately two-thirds of the production and holds an average working interest of 70% in the operated properties. The Texaco transaction included approximately 500,000 net mineral acres, as well as a substantial quantity of seismic data.

     On May 17, 1995, Apache acquired DEKALB, an oil and gas company engaged in the exploration for, and the development of, crude oil and natural gas in Canada, through a merger which resulted in DEKALB's becoming a wholly owned subsidiary of Apache. Pursuant to the merger agreement, Apache issued 8.4 million shares of its common stock in exchange for all outstanding DEKALB capital stock and DEKALB employee stock options outstanding at the time of the merger and tendered to Apache. The merger was accounted for as a pooling of interests for financial accounting purposes.

     At year-end 1994, DEKALB's estimated proved reserves, located almost entirely in Canada, were estimated to be approximately 300 Bcf of natural gas and 11 MMbbls of oil and natural gas liquids, or a total of 61 MMboe. The DEKALB acquisition provides Apache with a substantial presence in North America's largest natural gas basin and the infrastructure, including skilled professionals, to conduct Canadian operations. Apache believes that the DEKALB properties have significant potential for both exploration and further development.

DISPOSITIONS

     In early 1995, Apache announced plans to accelerate the disposition of certain properties, including the sale of a substantial portion of its Rocky Mountain properties and lower margin and non-strategic properties. During the first half of 1995, Apache received approximately $73 million from completed sales of such properties. On September 1, 1995, the Company disposed of certain Rocky Mountain properties for approximately $151 million, subject to adjustment. These properties had 28 MMboe of estimated proved reserves at December 31, 1994.

SUMMARY PRO FORMA OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary pro forma information with respect to the Company's estimated proved oil and gas reserves as of December 31, 1994, giving effect to the completed DEKALB and Texaco transactions, the pending Aquila acquisition and certain completed and pending dispositions of non-strategic properties in 1995. The reserve information below is based on estimates calculated as of December 31, 1994 and does not reflect production and revisions since December 31, 1994 or changes in oil and gas prices, changes in expectations of developing and producing proved undeveloped reserves (including offshore), changes in marketing expectations and access to markets or changes in estimates of recoverable reserves resulting from price changes. The reserves attributable to the completed DEKALB and Texaco acquisitions and the pending Aquila acquisition were not owned by the Company on such date. The Company has made other acquisitions and dispositions of property interests during 1995 which in the aggregate are not material. All estimates of oil and gas reserves are subject to significant uncertainty. See "Risk Factors."

                                        APACHE AND                                1995           TOTAL
                                        DEKALB(1)    TEXACO(2)   AQUILA(3)   DISPOSITIONS(4)     PROVED
                                        ----------   ---------   ---------   ---------------   ----------
Oil and natural gas liquids (Mbbls)....    110,624      73,597       6,035         29,166         161,090
Natural gas (MMcf).....................  1,316,155     186,495     120,857         68,351       1,555,156
Equivalent reserves (Mboe).............    329,983     104,680      26,178         40,558         420,283
Present value of estimated future net
  cash flows, before income taxes,
  discounted at 10% (in thousands)..... $1,600,927   $ 368,518   $ 110,120      $ 149,650      $1,929,915

- ---------------

(1) On May 17, 1995, the Company acquired DEKALB through a merger that was accounted for under the pooling of interests method.

(2) On March 1, 1995, the Company acquired certain properties from Texaco, effective January 1, 1995.

(3) The Company proposes to acquire certain properties from Aquila effective concurrently with and conditioned on the consummation of the Offering. Netherland, Sewell estimated reserves owned by Aquila as of December 31, 1994. Since that time, Aquila has acquired additional property interests included in the amounts set forth above. Netherland, Sewell has estimated total proved reserves of Aquila as of December 31, 1994 in the approximate amounts of 2,781 Mbbls of oil and 106,535 MMcf of gas (totaling 20,537
    Mboe), and $92 million of present value of estimated future net cash flows, before income taxes, discounted at 10% (which amounts exclude the properties acquired by Aquila in 1995).

(4) The reserves shown give effect to the September 1, 1995 disposition of certain Rocky Mountain properties valued at approximately $151 million, the sale of $20 million in properties on April 1, 1995, the sale of $31 million in properties on May 1, 1995, and other smaller sales.

NATURAL GAS MARKETING

     During 1994, Apache sold approximately 89% of its U.S. natural gas on the spot market through NGC Corporation (formerly Natural Gas Clearinghouse) ("NGC") or through market responsive contracts with other parties; the remaining 11% was sold through long-term, premium-priced contracts. Sales to NGC accounted for 37% of the Company's oil and gas revenues in 1994. Apache has notified NGC that it does not intend to continue its arrangement with NGC beyond its current term, which expires in September 1995. The Company believes that such termination will not have a material adverse effect on the Company due to the existence of alternative marketing arrangements and purchasers. The Company is exploring alternative means to market its gas following termination of such arrangement.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 5,000,000 shares of preferred stock, none of which was outstanding as of June 30, 1995, and 215,000,000 shares of Common Stock, of which 69,914,519 shares were outstanding as of June 30, 1995.

     The descriptions set forth below of the Common Stock and preferred stock constitute brief summaries of certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and are qualified in their entirety by reference to the relevant provisions of such documents, both of which are listed as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference.

COMMON STOCK

     All outstanding shares of Common Stock are fully paid and nonassessable. All holders of Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Board of Directors of the Company is classified into three groups of approximately equal size, one-third elected each year. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. The Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

     Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

     The Company's current policy is to reserve one share of Common Stock for each share issued in order to provide for possible exercises of Common Stock purchase rights under the Company's existing Rights Agreement.

     The Common Stock and the Common Stock purchase rights are listed on the NYSE and the CSE. Norwest Bank Minnesota, National Association is the transfer agent and registrar for the Common Stock.

     The Company typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Common Stock at their addresses shown on the books of the transfer agent and registrar.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law ("DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of the Company.

RIGHTS

     On January 10, 1986, the Board of Directors declared a dividend of one right to purchase one share of Common Stock at $50 per share (subject to adjustment) on each outstanding share of Common Stock (the "Rights"). The Rights are exercisable only after a person (other than the Company or its employee benefit plans), together with all persons acting in concert with it, has acquired 20% or more of the Common Stock, or has commenced a tender offer for 30% or more of the Common Stock. If the Company engages in certain business combinations or a 20% shareholder engages in certain transactions with the Company, the Rights become exercisable for the Common Stock or common stock of the corporation acquiring the Company (as the case may be) at 50% of the then market price. Any Rights that are or were beneficially owned by a person who has acquired 20% or more of the Common Stock and who engages in certain transactions or realizes the benefits of certain transactions with the Company will become void. The Company may redeem the Rights at a specified price at any time until ten business days after public announcement that a person has acquired 20% or more of the outstanding shares of Common Stock. The Rights will expire on January 31, 1996, unless earlier redeemed by the Company. The Company is considering successor arrangements. Unless the Rights have been previously redeemed, all shares of Common Stock issued by the Company will include Rights, including the Common Stock offered hereby.

PREFERRED STOCK

     No preferred stock is outstanding. Shares of preferred stock may be issued by the Board of Directors with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, as may be stated and expressed in the resolution or resolutions providing for the issue of such stock. The Company has no current plans to issue any preferred stock.

CHANGE OF CONTROL

     The Company's Restated Certificate of Incorporation includes provisions designed to prevent the use of certain tactics in connection with a potential takeover of the Company. Article Twelve of the Restated Certificate of Incorporation generally stipulates that the affirmative vote of 80% of the Company's voting shares is required to adopt any agreement for the merger or consolidation of the Company with or into any other corporation which is the beneficial owner of more than 5% of the Company's voting shares. Article Twelve further provides that such an 80% approval is necessary to authorize any sale or lease of assets between the Company and any beneficial holder of 5% or more of the Company's voting shares. Article Fourteen of the Restated Certificate of Incorporation contains a "fair price" provision which requires that any tender offer made by a beneficial owner of more than 5% of the outstanding voting stock of the Company in connection with any plan of merger, consolidation or reorganization, any sale or lease of substantially all of the Company's assets, or any issuance of equity securities of the Company to the 5% stockholder must provide at least as favorable terms to each holder of Common Stock other than the stockholder making the tender offer. Article Fifteen of the Restated Certificate of Incorporation contains an "anti-greenmail" mechanism which prohibits the Company from acquiring any voting stock from the beneficial owner of more than 5% of the outstanding voting stock of the Company, except for acquisitions pursuant to a tender offer to all holders of voting stock on the same price, terms and conditions, acquisitions in compliance with Rule 10b-18 of the Exchange Act and acquisitions at a price not exceeding the market value per share. Article Sixteen of the

Restated Certificate of Incorporation prohibits the stockholders of the Company from acting by written consent in lieu of a meeting.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Purchase Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Dean Witter Reynolds Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase the shares set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares offered hereby if any of the shares are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                     UNDERWRITER
                     -----------------------                                 NUMBER
                                                                            OF SHARES
                                                                            ---------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.........................................
        Dean Witter Reynolds Inc..........................................
                                                                            ---------
                     Total................................................  6,800,000
                                                                             ========

     The Representatives of the Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a discount not
in excess of $          per share on sales to certain other dealers. After the
initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option exercisable for 30 days after the date hereof to purchase up to 1,020,000 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table is of the 6,800,000 shares of Common Stock initially offered hereby.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock for a period of 90 days after the date of this Prospectus in a public offering or, subject to certain conditions, in a private offering, without the prior written consent of the Representatives, except for certain sales in connection with acquisitions of interests in oil and gas properties, issuances pursuant to the Company's employee benefit plans or issuances upon the conversion, exchange or exercise of outstanding securities convertible into or exchangeable or exercisable for Common Stock. If any such consent is given, it would not necessarily be preceded or followed by a public announcement thereof.

                                 LEGAL MATTERS

     Certain legal matters regarding the Shares of Common Stock offered hereby under laws other than federal or state securities laws have been passed upon for the Company by its Vice President and General Counsel, Z. S. Kobiashvili. As of the date of this Prospectus, Mr. Kobiashvili owns 541 shares of Common Stock through the Company's retirement/401(k) savings plan and holds employee stock options to purchase 20,000 shares of Common Stock, of which 2,500 options are currently exercisable. Certain legal matters in connection with the Offering will also be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas, and for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

     The audited consolidated financial statements of the Company and the audited statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties of Texaco Exploration and Production Inc. Sold to Apache Corporation, each incorporated by reference into this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. In its report on the consolidated financial statements of the Company, that firm states that with respect to DEKALB its opinion is based on the report of other independent public accountants, namely Coopers & Lybrand. The financial statements referred to above have been incorporated by reference or included herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

     The audited consolidated financial statements of DEKALB incorporated by reference in this Registration Statement have been audited by Coopers & Lybrand, Chartered Accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The information included and incorporated by reference herein regarding the total proved reserves of the Company was prepared by the Company and reviewed by Ryder Scott Company Petroleum Engineers ("Ryder Scott"), as stated in their letter reports with respect thereto, and is so included and so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information included and incorporated by reference herein regarding the total estimated proved reserves acquired from Texaco was prepared by the Company and reviewed by Ryder Scott, as stated in their letter report with respect thereto, and is so included and so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information included and incorporated by reference herein regarding the total proved reserves of DEKALB was prepared by DEKALB and for the four years ended December 31, 1994 was reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is so included and so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The reserve review letters of Ryder Scott as of December 31, 1994, are filed as exhibits to the Registration Statement of which this Prospectus is a part, in reliance upon the authority of said firm as experts with respect to the matters covered by their reports and the giving of their reports.

     A portion of the information included herein regarding the total proved reserves of Aquila proposed to be acquired by the Company was prepared by Netherland, Sewell & Associates, Inc. as of December 31, 1994, as stated in their letter report with respect thereto. Netherland, Sewell has not reviewed any of the reserves of Aquila acquired during 1995, including those set forth in this Prospectus on a pro forma basis as of December 31, 1994. The reserve review letter of Netherland, Sewell is filed as an exhibit to the Registration Statement of which this Prospectus is a part in reliance upon the authority of said firm as experts with respect to the matters covered by their report and the giving of their report.

                             AVAILABLE INFORMATION

     Apache is subject to the informational requirements of the Exchange Act, and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Company's filings may be inspected and copied or obtained by mail upon payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Common Stock and associated Rights are listed on the NYSE and the CSE. Although the Shares of Common Stock offered hereby are not currently admitted for trading on either exchange, applications have been made to list the Shares on both the NYSE and the CSE. The Company's 9.25% Notes due June 1, 2002 are listed on the NYSE. The Company's reports, proxy statements and other filings with the Commission are also available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005 and the CSE, 440 S. LaSalle St., Chicago, Illinois 60605.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and in the amendments, exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, and to the exhibits and schedules filed therewith. All of these documents may be inspected without charge at the Commission's principal office in Washington, D.C., and copies thereof may be obtained from the Commission at the prescribed rates or may be examined without charge at the public reference facilities of the Commission. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement shall be qualified in its entirety by such reference.

          ------------------------------------------------------
          ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
Information Incorporated by
  Reference............................      2
Prospectus Summary.....................      3
Risk Factors...........................      9
Use of Proceeds........................     12
Price Range of Common Stock and
  Dividends............................     12
Capitalization.........................     13
Selected Consolidated Financial,
  Operating and Reserve Data...........     14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     16
The Company............................     21
Recent Developments....................     24
Description of Capital Stock...........     26
Underwriting...........................     28
Legal Matters..........................     29
Experts................................     29
Available Information..................     30

                                6,800,000 SHARES

                                      LOGO

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                              MERRILL LYNCH & CO.

                           DEAN WITTER REYNOLDS INC.

                                            , 1995

            ------------------------------------------------------
            ------------------------------------------------------

                              INDEX TO EXHIBITS

  Exhibit                        Description
  -------                        -----------

   23.1           Consent of Arthur Andersen LLP

   23.2           Consent of Coopers & Lybrand, Chartered Accountants

   23.3           Consent of Ryder Scott Company Petroleum Engineers

   23.4           Consent of Netherland, Sewell & Associates, Inc.

   23.5           Consent of Legal Counsel